Exhibit 99.1

iMergent, Inc. Commences Dutch Auction Tender Offer

PHOENIX, Nov. 3, 2010 (GLOBE NEWSWIRE) -- iMergent, Inc. (AMEX:IIG) today announced that it has commenced its previously announced modified Dutch Auction tender offer for up to $4,750,000 in value of shares of its common stock at a price within (and including) the range of $4.35 to $4.75 per share, which may allow up to 1,091,954 shares, or approximately 10 percent of the Company's outstanding common stock, to be acquired through the tender offer. The midpoint of this range represents a premium of approximately 35 percent over iMergent's closing stock price of $3.36 on July 27, 2010, the last trading day preceding the commencement of the tender offer.

The tender offer will expire at 5:00 p.m. New York City time, on December 2, 2010, unless extended by iMergent. Tenders of iMergent common stock must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer. The tender offer is subject to terms and conditions described in the Offer to Purchase filed with the Securities and Exchange Commission ("SEC") and distributed to shareholders.

The Company intends to finance the tender offer with cash on hand.

The modified Dutch Auction tender offer will give shareholders who tender their shares directly to the depositary the opportunity to sell a portion or all of their shares to the Company without incurring any brokerage fees or commissions and will allow shareholders to indicate how many shares and at what price within the Company's specified range they wish to tender. Based on the number of shares tendered and the price specified by the tendering shareholders, the Company will determine the lowest price per share within (and including) the range that will enable it to purchase up to $4,750,000 in value of shares of its common stock, or a lower amount depending on the number of shares that are properly tendered. Tender offer materials are being distributed to shareholders and are being filed with the SEC today. All shares purchased by the Company will be purchased at the same price, even if shareholders selected a lower price at which to sell; however, the Company will not purchase any shares above the determined purchase price. The tender offer is not conditioned on the receipt of outside financing or upon any minimum number of shares being tendered. The Company's Board of Directors and its executive officers do not intend to participate in the tender offer.

iMergent's Board of Directors approved the tender offer. However, none of the Company, its Board of Directors or the information agent makes any recommendation to shareholders on whether or not to tender their shares. Shareholders must decide how many shares they will tender, if any, and the price within (and including) the anticipated offer range at which they will offer their shares for purchase by the Company.

Phoenix Advisory Partners is acting as the information agent for the tender offer. The depositary institution is Direct Transfer, LLC. The Offer to Purchase, Letter of Transmittal, and related documents are being mailed to shareholders of record and will be made available for distribution to beneficial owners of iMergent's shares. For questions of information, please call the information agent toll-free at (800) 576-4314.

Forward-Looking Statements

This press release contains forward-looking statements related to, among other things, a proposed tender offer. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the Company may decide, for any number of reasons, not to pursue the tender offer, the conditions to any such tender offer may not be satisfied, market conditions and the price of the Company's stock may not be favorable, general economic conditions, the Company's cash needs, and uncertainties outlined in the Company's documents filed with the SEC, including the Company's most recent transition report on Form 10-KT for the fiscal year ended December 31, 2009 as filed with the SEC. All forward-looking statements and other information in this press release are based upon information available as of the date of this press release. Such information may change or become invalid after the date of this press release, and, by making these forward-looking statements, the Company undertakes no obligation to update these statements after the date of this press release, except as required by law.

Additional Information and Where to Find It

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The solicitation of offers to buy shares of iMergent common stock will only be made pursuant to the Offer to Purchase, dated November 3, 2010 (as may be amended or supplemented), the related Letter of Transmittal and other related documents that iMergent is sending to its shareholders. Shareholders of the Company are urged to read the relevant tender offer documents because they will contain important information that shareholders should consider before making any decision regarding tendering their shares. Those materials are being distributed by the Company to the Company's shareholders at no expense to them.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, the Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by the Company at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. The Company's filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

About iMergent, Inc.

iMergent provides eCommerce solutions to entrepreneurs and businesses enabling them to market and sell their business products or ideas via the Internet. The company sells its proprietary software and training services which help users implement Internet strategies to allow entrepreneurs and businesses to market and sell their products, accept online orders, analyze marketing performance and manage pricing and customers over the Internet. In addition to software and training, iMergent offers site development, web hosting and search engine optimization (SEO). iMergent, StoresOnline and Crexendo Business Solutions, Inc. are trademarks of iMergent, Inc.

CONTACT:	iMergent, Inc.
Steven G. Mihaylo
(775) 530-3955